SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

                 Pursuant to Section 13 or 15d of the

                  Securities and Exchange Act of 1934


                      ---------------------------

                   Date of Report (Date of earliest
                     event reported) June 23, 1998



                            WLR Foods, Inc.
        (Exact name of registrant as specified in its charter)

     Virginia                 0-17060                  54-1295923
     (State of           (Commission File         (IRS Employer Iden-
   Incorporation)             Number)                tification No.)


               P.O. Box 7000                              22815
             Broadway, Virginia                         (Zip Code)
     (Address of Principal executive offices)


                            (540) 896-7001
                    (Registrant's telephone number,
                         including area code)

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Item 5.      Other Events


On June 23, 1998, Katherine K. Clark, Chief Executive Officer of Landmark Systems Corporation, was appointed to the registrant's Board of Directors to serve until the next annual meeting of the shareholders. Ms. Clark holds a masters degree in Business Administration from George Mason University. She currently is a member of the Executive Committee of the Virginia Chamber of Commerce where she serves as Vice Chair for Membership, and is also Chair of the Northern Virginia Technology Counsel. In 1982 Ms. Clark co-founded Landmark Systems Corporation, a $43 million (1997 revenue) international company headquartered in Vienna, Virginia, that provides software systems to help manage and optimize the performance of large scale computer systems. Landmark became a public company in 1997.

Also on June 23, 1998, the registrant entered into a new three year Employment Agreement with James L. Keeler containing terms similar to the previous Employment Agreement which terminated on June 27, 1998. Pursuant to the Agreement, Mr. Keeler will serve as President and Chief Executive Officer of the registrant for the first two years of the contract. The third is anticipated to be a transition year, and the position and duties may be adjusted by the Board of Directors. Under the Agreement, Mr. Keeler agrees to work with the Board of Directors in identifying a successor, but also agrees to give serious consideration to an extension of the Employment Agreement if the Board requests additional time to identify a successor.

The Board also entered into a new Deferred Compensation Agreement with Mr. Keeler with terms substantially similar to the 1993 Deferred
Compensation Agreement, as amended.
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                               SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              WLR FOODS, INC.



                              By:__/s/ Robert T. Ritter__
                                   Robert T. Ritter
                                   Vice President, Secretary,
                                   Treasurer and Chief Financial
                                   Officer
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